CYTOMEDIX OFFERS SHORT TERM OPTION EXTENSION TO GLOBAL PHARMACEUTICAL COMPANY FOR DISTRIBUTION OF AUTOLOGEL SYSTEM IN CHRONIC WOUND MARKET

Eligible for Additional $2.50 Million Non-Refundable Option Fee

GAITHERSBURG, Md. (January 3, 2012) – Cytomedix, Inc. (OTC/BB: CMXI) (the “Company”), a leading developer of biologically active regenerative therapies for wound care, inflammation and angiogenesis, announced today the short term extension of the exclusive option period under the previously announced letter agreement first disclosed on October 14, 2011.  The Company and a top 20 global pharmaceutical company are continuing discussions on commercialization options and opportunities in the chronic wound care market.  The original option agreement contemplated the possibility of an extension period of up to six months in exchange for a further non-refundable option fee.  In conjunction with the short term extension of the option announced today, Cytomedix will receive an additional $2.50 million non-refundable option fee upon the potential partner’s favorable determination to proceed which is required by February 3, 2012.

The parties are discussing an exclusive license and supply agreement whereby the AutoloGel System would be distributed through a dedicated, hospital-based sales force.  The parties expect that a final agreement, which is subject to remaining negotiations, could be finalized as early as March 2012, should the pharmaceutical company potential partner choose to proceed by February 3, 2012. The agreement is expected to incorporate a modest upfront license payment, a product development milestone payment related to the second generation AutoloGel device, and a negotiated profit sharing arrangement on future U.S. based sales of the AutoloGel System in the chronic wound care market.

“We are pleased to extend a short term extension to the option period and continue our positive interaction with a potential distribution partner for the AutoloGel System in the chronic wound care market.  We believe a dedicated hospital-based sales force can attractively position AutoloGel for broad commercial success in an appropriate reimbursement environment,” said Martin P. Rosendale, Chief Executive Officer of Cytomedix.   “Over the past several months, the two parties have worked closely to jointly define the substantial market opportunity for AutoloGel in the broadly underserved chronic wound care market and we appreciate their need to work internally during the month of January to finalize their process and gather certain necessary approvals.  We look forward to arriving at a positive and final diligence determination by early February and to positioning AutoloGel as an appropriate treatment option for clinicians seeking effective therapies for patients contending with non healing chronic wounds.

“With regard to reimbursement and Medicare coverage of AutoloGel, we were gratified to observe the overwhelmingly positive and supportive comments submitted during the recent public comment period and look forward to meeting directly with CMS during the review period to comprehensively present the rationale for Medicare coverage for autologous PRP gel in advance of the proposed decision memo due in May 2012,” added Mr. Rosendale.

About Cytomedix, Inc.
Cytomedix develops, sells and licenses regenerative biological therapies primarily for wound care, inflammation and angiogenesis.  The Company markets the AutoloGel™ System, a device for the production of autologous platelet rich plasma (“PRP”) gel for use on a variety of exuding wounds; the Angel® Whole Blood Separation System, a blood processing device and disposable products used for the separation of whole blood into red cells, platelet poor plasma (“PPP”) and PRP in surgical settings; and the activAT® Autologous Thrombin Processing Kit, which produces autologous thrombin serum from PPP.  The activAT® kit is sold exclusively in Europe and Canada, where it provides a completely autologous, safe alternative to bovine-derived products.  The Company is pursuing a multi-faceted strategy to penetrate the chronic wound market with its products, as well as opportunities for the application of AutoloGel™ and PRP technology into other markets such as hair transplantation and orthopedics while actively seeking complementary products for the wound care market. Additional information regarding Cytomedix is available at www.cytomedix.com.

Safe Harbor Statement
Statements contained in this communication not relating to historical facts are forward-looking statements that are intended to fall within the safe harbor rule for such statements under the Private Securities Litigation Reform Act of 1995. The information contained in the forward-looking statements is inherently uncertain, and Cytomedix’s actual results may differ materially due to a number of factors, many of which are beyond Cytomedix’s ability to predict or control, including among others, the successful negotiation and execution of the exclusive license and supply agreement during the exclusivity period. To the extent that any statements made here are not historical, these statements are essentially forward-looking. The Company uses words and phrases such as “believes", "forecasted," "projects," "is expected," "remain confident," "will" and/or similar expressions to identify forward-looking statements in this press release. Undue reliance should not be placed on forward-looking information. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual events to differ from the forward-looking statements. More information about some of these risks and uncertainties may be found in the reports filed with the Securities and Exchange Commission by Cytomedix, Inc. Cytomedix operates in a highly competitive and rapidly changing business and regulatory environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. Except as is expressly required by the federal securities laws, Cytomedix undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason. Additional risks that could affect our future operating results are more fully described in our U.S. Securities and Exchange Commission filings, including our Annual Report for the year ended December 31, 2010, filed with the SEC and other subsequent filings. These filings are available at http://www.sec.gov.

Contacts:
Cytomedix, Inc.	LHA
David Jorden, Executive Board Member	Anne Marie Fields
Martin Rosendale, CEO	(afields@lhai.com)
Andrew Maslan, CFO	(212) 838-3777
(240) 499-2680
Bruce Voss
(bvoss@lhai.com)
(310) 691-7100

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